Exhibit 10.14
Astec Industries Inc.

RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

G R A N T T O

_______________ ________________
(“Grantee”)

by Astec Industries, Inc. (the “Company”) of Restricted Stock Units (the “Units”) representing the right to receive, on a one-for-one basis, shares of the Company’s $0.20 par value common stock (“Shares”), pursuant to and subject to the provisions of the Astec Industries 2021 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (this “Certificate”).

The number of Units subject to this award is (the “Award”).

Unless vesting is accelerated as provided in Section 2 of the Terms and Conditions or otherwise in the discretion of the Committee, the Units shall vest (become non-forfeitable) on the earlier of: (i) the day prior to the date of the next annual meeting of shareholders of the Company following the Grant Date or (ii) the first anniversary of the Grant Date, subject to Grantee’s Continuous Service on such date.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.

IN WITNESS WHEREOF, Astec Industries Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

ASTEC INDUSTRIES, INC. By: ____________________________________________ Its: Authorized Representative	Grant Date: Accepted by Grantee: _______________________________

LEGAL02/40415460v3

TERMS AND CONDITIONS

1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.    Vesting of Units. The Units will be credited to a bookkeeping account on behalf of Grantee as soon as practicable. Subject to Grantee’s Continuous Service, the Units will vest and become non-forfeitable on the date specified on the cover page hereof, or earlier upon (i) termination of Grantee’s Continuous Service due to death, Disability or retirement, (ii) a Change in Control, unless the Units are assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with the Change in Control, or (iii) if the Units are assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with a Change in Control, the termination of Grantee’s Continuous Service by the Company (or the surviving or acquiring entity) without Cause prior to the first anniversary of the Grant Date (the “Vesting Date”). If Grantee’s Continuous Service terminates prior to the Vesting Date for any reason other than as specified in subsections (i) and (iii) of the preceding sentence, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

3.    Conversion to Shares. The Units that vest will be converted to actual Shares (one Share per vested Unit) after the Vesting Date as soon as practicable (and no later than 30 days) after the [Vesting Date] [termination of Grantee’s Continuous Service] [earlier to occur of (i) termination of Grantee’s Continuous Service or (ii) (the “Conversion Date”). Shares will be registered on the books of the Company in Grantee’s name as of the Conversion Date and delivered to Grantee as soon as practical thereafter, in certificated or uncertificated form, as Grantee shall direct.

4.    Rights as Shareholder. Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee will obtain full voting and other rights as a stockholder of the Company.

5.    Dividend Equivalents. If any dividends or other distributions are paid with respect to the Company’s Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be converted into additional Units in Grantee’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable, and such additional Units shall be subject to the same forfeiture and transfer restrictions and deferral terms as apply to the Units with respect to which they relate. Upon conversion of the Units into shares of Stock at the Conversion Date or any applicable deferral termination date, Grantee will obtain full voting and other rights as a shareholder of the Company.

6.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated or made subject to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate. The Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

7.    No Right of Continued Service. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue providing services to the Company or any Affiliate.

8.    Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any securities exchange or similar self-regulatory organization or under any federal or state securities law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.    Plan Controls. The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. Without limiting the foregoing, the terms and conditions of the Units, including the number of shares and the class or series of capital stock which may be delivered upon settlement of the Units, are subject to adjustment as provided in Article 15 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

10. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

LEGAL02/40415460v3

11.    Notices. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Astec Industries, Inc., 1725 Shepherd Road, Chattanooga, Tennessee 37421; Attention: LTIP Plan Administrator, or any other address designated by the Company with notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

LEGAL02/40415460v3